AMENDMENT 1 TO THE MACH 3 EYII DISTRIBUTORSHIP AGREEMENT FOR MACH 3 ECOLOGICAL PRODUCTS

THIS AGREEMENT (this "Agreement") is made and entered into as of July 20, 2007 and amended this 10th day of August, 2007by and between MACH 3 Manufacturing, LLC a limited liability company duly registered in the State of Nevada, hereinafter called MACH 3 and Essentially Yours Industries (International) Limited, hereinafter called DISTRIBUTOR.

R E C I T A L S:

	WHEREAS, MACH 3 has acquired the authority and developed a certain line of ecological products such as Mach 3 SEFS HD that has been specifically formulated for fuel enhancement catalysts for heavy duty diesel internal combustion engines, turbines, locomotives , open combustion furnaces and boilers, power generating and marine diesel engines."MACH 3 SEFS HD" hereinafter called the PRODUCT.

       The PRODUCT is a fuel additive that has been registered with the US EPA (#1927-0002) and is to be certified with fuel saving and emission test reports in accordance with EPA 511 Test Protocol, FTP-75, SAE J1321, 40 CFR 86 and California Title 13 by Automotive Testing and Development Services, Inc.
(ATDS),an independent testing laboratory recognized by the US EPA and the California Air Resources Board (CARB)

       Mach 3 shall assist the DISTRIBUTOR on all technical matters regarding local certification and registration process of the product in any country mentioned in this agreement. If there is a delay in registration or the certification process, the DISTRIBUTOR will submit to Mach 3 a request for an extension of the initial product purchase order and Mach 3 will not unreasonably deny such request or extension.

	MACH 3 has the exclusive worldwide rights under license from Dennis Leung to manufacture and to distribute the PRODUCT and its future generation of improvement from time to time, and desires the assistance of DISTRIBUTOR in its efforts to market and distribute the PRODUCT.

1.         RELATIONSHIP.

	1.1 Appointment.

	(a) Upon the terms, and subject to the terms and conditions, contained herein, MACH 3 hereby appoints DISTRIBUTOR as a distributor of the PRODUCT in The Philippines, Taiwan, Japan, Malaysia, Thailand, Indonesia, Singapore, India,Pakistan, Vietnam, Australia, New Zealand, Norway, USA, Canada and Mexico. The rights granted hereunder shall permit the DISTRIBUTOR to market and to sell the PRODUCT anywhere within the countries listed above, provided a minimum initial order of $500,000 of PRODUCT is made for a specific country within 120 days of MACH 3 providing the DISTRIBUTOR with copies of PRODUCT testing results.

Mach 3 will not guarantee the availability of distribution rights to DISTRIBUTOR in any one of the countries listed above where no minimum initial order has been made. Refer to Item 6.3 for Non-Circumvention and Special Limited Time Exclusive Rights to sell to specific customer(s) for details. DISTRIBUTOR shall notify Mach 3 in writing of the full identity of any and all Sub-distributors.

	1.2 Acceptance of Appointment. DISTRIBUTOR hereby accepts the appointment as provided in Section 1.1 above, and hereby agrees fully and faithfully to perform and discharge all of its duties, obligations and responsibilities as set forth in this Agreement. It is understood and agreed that the Authorized Distributor status is maintained with special privileges to order the PRODUCT at the Special Authorized Distributor Prices as shown in Schedule A, which may be revised from time to time with minimum 30 days written notice. If the increase is more than 5%, then MACH 3 shall provide the DISTRIBUTOR with 60 days written notice. DISTRIBUTOR hereby also acknowledges the proprietary and intellectual property rights of MACH 3 in the PRODUCT as well as the exclusive distribution rights of MACH 3 and Chinaoil (USA) Inc.
in the said PRODUCT. In order to obtain the concession of the exclusive distribution rights from Chinaoil (USA) Inc. to sell the PRODUCT in countries as listed above, DISTRIBUTOR hereby irrevocably agrees to pay 3.0% of the DISTRIBUTOR wholesale purchase price as an override to CHINAOIL (USA) Inc.
at time of the order of the PRODUCT. This 3% overide shall be increased to 3 1/2% in year two and further adjusted to 4% from year three onwards.

	1.3 Competing Products. During the term of this Agreement, DISTRIBUTOR and all officers, directors, shareholders, employees, agents or representatives of a company to be formed (collectively, "Agents"), and any entity in which DISTRIBUTOR or any of its Agents has a direct or indirect controlling ownership interest, shall not, directly or indirectly, promote, sell or distribute any fuel additive or similar product(s) which are directly competitive with the PRODUCT. Any such violation by the DISTRIBUTOR shall have the DISTRIBUTOR immediately deemed to be in default of this Agreement.

	1.4 	 Independent Contractor.  The relationship of MACH 3 and
DISTRIBUTOR established by this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to (a) give either party hereto the power to direct and control the day-to-day activities of the other, or (b) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. Neither party hereto nor any of its Agents is the representative of the other party for any purpose except as MACH 3 has set forth in this Agreement, and has no power or authority as agent, employee or in any other capacity to represent, act for, bind, or otherwise create or assume an obligation on behalf of the other for any purpose whatsoever.
All financial obligations associated with Distributor's business are the sole responsibility of DISTRIBUTOR. All sales and other agreements between DISTRIBUTOR and its customers are DISTRIBUTOR 's sole responsibility and shall have no effect on MACH 3's obligations under this Agreement. MACH 3 shall substantiate and be responsible for any information and/or claims provided to the DISTRIBUTOR.

       1.5 Product Development. From time to time, DISTRIBUTOR may recommend certain packaging modifications to the existing PRODUCT and MACH 3 shall work with DISTRIBUTOR to coordinate in developing the same into viable commercial products to the extent that MACH 3 believes such recommendations are viable. The use of the PRODUCT labels must comply with the provisions of 8.4 and 8.5, as applicable. No representations regarding the PRODUCT shall be made in any private label or branded marketing materials, packaging etc. without the prior written approval of MACH 3, which approval shall not be unreasonably withheld.

	1.6      Promotional Duties.

       (a) DISTRIBUTOR shall (i) exert its best efforts consistent with sound business planning and projected profitability and sales potential to introduce and diligently advertise, promote, sell, distribute, and service (collectively, "Marketing") the PRODUCT, (ii) make use of, and disseminate to its existing customers, and to potential purchasers, all promotional materials, if any, supplied by MACH 3, and (iii) cooperate with MACH 3 in activities directed toward the Marketing of the PRODUCT. At MACH 3's request, DISTRIBUTOR shall make immediately available to MACH 3 copies of all print and electronic Marketing materials used by it for the PRODUCT.

	(b) DISTRIBUTOR shall at all times demonstrate and otherwise represent the PRODUCT fairly and accurately in comparison with competitive products from other manufacturers, shall make no false or misleading representations with regard to the PRODUCT, and shall not make any representations with respect to the specifications, features or capabilities of the PRODUCT which is not consistent with those described in the product literature or other material supplied by MACH 3.

        (c) MACH 3 shall assist DISTRIBUTOR in its efforts by making available reasonable quantities of such marketing materials as MACH 3 has developed and/or jointly developing such marketing materials with DISTRIBUTOR as DISTRIBUTOR may recommend.

	1.7 Technical Support. MACH 3 shall provide DISTRIBUTOR with such technical support regarding the PRODUCTS as is reasonably necessary for DISTRIBUTOR to assist MACH 3 under this Agreement, including but not limited to copies of all applicable test results of PRODUCT.

	1.8 Reporting Obligations of DISTRIBUTOR. DISTRIBUTOR shall provide to MACH 3, no later than the 30th day of each calendar month, as to the following month, DISTRIBUTOR sales projection reports setting forth the non binding projected sales of each size of the PRODUCT for the next 2 months for MACH 3 to make reasonable preparations, as well as such other information that MACH 3 may reasonably request from time to time.

2.         PURCHASE OF PRODUCT

	2.1 Ordering Procedure. Purchase of PRODUCT shall be made by DISTRIBUTOR by means of Purchase Orders submitted to MACH 3. Each such Purchase Order shall specify the number of units of the PRODUCT ordered by DISTRIBUTOR, the desired date and location of delivery, which shall have a minimum time span of 60 days from the date of order. MACH 3 shall use its best efforts to comply with the requirements of DISTRIBUTOR on the terms and conditions of this Agreement. However, MACH 3 shall not be responsible for any delay of delivery due to acts of God and/or any situations beyond its reasonable control as more particularly described in Item 17 herein.

	2.2 Purchase Order The DISTRIBUTOR shall submit each Purchase Order for the PRODUCT. No additional or conflicting terms or conditions may be proposed by DISTRIBUTOR in or in connection with any Purchase Order, and no such additional or conflicting terms or conditions shall be binding upon MACH 3 without its prior written consent.

	2.3 Productions, Supply and Delivery of PRODUCT. During the term of this Agreement or thereafter, MACH 3 reserves the right, without obligation or liability to MACH 3, to manufacture, produce, warehouse or source the PRODUCT initially in California and later at any worldwide location, including locations outside of the United States of America. The PRODUCT ordered by DISTRIBUTOR shall be delivered F.O.B. place of manufacturing. However, the freight for any products produced outside the United States shall not exceed the freight from California. MACH 3 further reserves the right, in its sole discretion with thirty
(30) days prior written notice to modify and/or improve the PRODUCT and one hundred and twenty (120) days prior written notice to DISTRIBUTOR, to discontinue the production of any superseded version of the PRODUCT.

	2.4 Titles and Risk of Loss. Title to the PRODUCT thus ordered and all risk of loss shall pass from MACH 3 to DISTRIBUTOR at the time and place of MACH 3's delivery of the PRODUCT to a common carrier for delivery to DISTRIBUTOR in accordance with the delivery terms prescribed in each purchase order, notwithstanding that MACH 3 may retain rights of possession or repossession to ensure collection of the purchase price thereof. DISTRIBUTOR shall be solely responsible for insuring the PRODUCT after delivery to a common carrier for delivery to DISTRIBUTOR. DISTRIBUTOR shall designate the common carrier used for transportation of the PRODUCT. MACH 3 shall not be responsible for any delay caused by the carrier.

	2.5 Inspections and Rejection. Upon receipt of delivery of PRODUCT on order is ready for delivery at the factory gate, the DISTRIBUTOR or its authorized representative reserves the right within 3 business days from day of notice to DISTRIBUTOR to inspect the PRODUCT for approval or rejection for compliance with the specifications of the packaging for quality control as specified in the Purchase Order.


3. PRICING STRUCTURE OF PRODUCT.

	3.1 It is understood and agreed that confidentiality of the Special Authorized Distributor Price structure of the PRODUCT is for the mutual protection of DISTRIBUTOR and MACH 3. Violation of such confidential information by any authorized, DISTRIBUTOR or any of its personnel shall be deemed to be in default. DISTRIBUTOR shall be responsible to regulate such violation(s). Failure by DISTRIBUTOR to regulate any such parties shall have DISTRIBUTOR deemed to be in default of this Agreement. DISTRIBUTOR will therefore be fully and solely responsible to all consequences and remedies. The Special Authorized Distributor Price list of PRODUCT is subject to change upon sixty (60)-calendar days notice.

       3.2 UNIFORM RETAIL PRICE STRUCTURE. It is understood and agreed that all parties hereto will maintain a Uniform Retail Price structure set jointly by MACH 3 and DISTRIBUTOR in order to maintain a stable market condition of the PRODUCTS for the protection of all parties. Violation to sell the PRODUCTS by DISTRIBUTOR at discounts unauthorized by MACH 3 is prohibited. Any repeated violation after written warning would constitute the violating party in default of this Agreement. DISTRIBUTOR, however, be allowed to market and sell product at prices that are more expensive than the Uniform Retail Price structure.

       3.3	SCHEDULE A herewith attached and known as "The Special
Distributor Price List of Mach 3 SEFS HD" and SCHEDULE B "Descriptions and MSRP for the PRODUCT" their subsequent revisions, if any, shall be an integral part of this Agreement.


4.         PAYMENT FOR PRODUCTS.

	4.1  Payment Terms.

i) DISTRIBUTOR shall pay by cash or cashier's check or wire transfer directly into MACH 3 appointed bank account for the full amount of the purchase up to the amount of $100,000 upon submitting the Purchase Order, exclusive of shipping costs.

ii) For orders exceeding $100,000, exclusive of shipping costs, DISTRIBUTOR shall elect to pay in full of the Purchase Order by wire transfer or to pay a deposit equal to FIFTY PERCENT (50%) of the Purchase Order together with an irrevocable letter of credit ("ILOC") for the balance FIFTY PERCENT (50%) acceptable to the bank or banking agent of MACH 3 plus shipping costs, if any. MACH 3 may assign such ILOC to any party and upon commencement of manufacturing of the PRODUCT so ordered by DISTRIBUTOR and to collect the balance 50% of the total purchase order guaranteeing payment by such ILOC upon delivery of the PRODUCT to the common carrier F.O.B. of MACH 3's premises of manufacturing or warehousing. The ILOC shall be directly cashable. The irrevocable letter of credit provisions as described above may be substituted by cash and/or cashier's checks and or wire transfer or other means acceptable to MACH 3.


5. 	REPRESENTATIONS AND WARRANTIES.  DISTRIBUTOR represents and warrants to MACH 3 that it: (a) has full and unrestricted authority to enter into this Agreement and, by executing, delivering or performing under this Agreement, it will not breach any agreement to which it is currently a party; (b) has the legal right, free of any right or interest of any third party, to perform its obligations hereunder; and (c) currently is in material compliance with all applicable Laws and has received all applicable product safety certifications and registrations from appropriate governmental entities necessary to perform its obligations under this Agreement. MACH 3 represents and warrants to DISTRIBUTOR that it: (a) has full and unrestricted authority to enter into this Agreement and, by executing, delivering or performing under this Agreement, it will not breach any agreement to which it is currently a party;
(b) has the legal right, free of any right or interest of any third party, to perform its obligations hereunder; (c) currently is in material compliance with all applicable Laws and has received all applicable product safety certifications and registrations from appropriate governmental entities necessary to perform its obligations under this Agreement, and, (d) has legal ownership of the Products, free and clear of any right or interest of any third party whatsoever.

5.1 AUTHORITY TO EXECUTE CONTRACT:

It is represented herein that Dennis Leung has the full and complete authority to bind MACH 3 in executing the Distributorship Agreement and any other related agreements with DISTRIBUTOR.

It is also represented herein that Dori James O'Neill has the full and complete authority to bind DISTRIBUTOR in executing this Distributorship Agreement and any other related agreements with MACH 3.


6.   CONFIDENTIAL INFORMATION.

	6.1 Definition. The Parties recognize that the relationship created by this Agreement may involve access by the parties to information of substantial value to each other, including, but not limited to, designs, drawings, plans, software, programs, material and manufacturing specifications, devices, trade secrets, applications, formulae, know-how, methods, techniques, and processes (whether related to product Patents (as such term is hereinafter defined), or otherwise), as well as financial, business, marketing and product development information, and customer lists including contact lists provided to MACH 3 relating to the Products (collectively, "Confidential Information"), provided that Confidential Information shall not include information:

	(a) 	In the public domain or which subsequently falls into the
public domain;

	(b) 	Specifically intended by MACH 3 for disclosure to
customers of DISTRIBUTOR;

	(c) Which the recipient can prove was known through a source independent of the disclosing party prior to any communication by the disclosing party; or

        (d) Disclosed to the recipient in good faith by a third party having a legal right to do so.

	6.2 	Non-Disclosure.  The Parties acknowledge and agree that
they own all rights, title and interest in and to their Confidential Information. The Parties further agree that they shall (i) maintain the secrecy and confidentiality of all Confidential Information which comes to its attention, (ii) take all necessary precautions to prevent any disclosure of Confidential Information by any of its Agents, and (iii) during the term of this Agreement and for so long as Confidential Information does not enter into the public domain through no act or omission of DISTRIBUTOR, neither publish, disclose nor disseminate any part of such Confidential Information, which shall include but not limited to the Supply Price List of PRODUCT supplied by MACH 3 to DISTRIBUTOR,in any manner, or use the same, without the prior written consent of MACH 3. Failure in strictly observing the obligation of non-disclosure of any secret and confidential information without the written consent of the other party shall result the disclosing party deemed in default of this Agreement. The disclosing party shall then be fully responsible for all consequences.

        6.3 Non-Circumvention and Special Limited Time Exclusive Rights to sell to specific customer(s).

a) The Parties wish to execute this Agreement to protect them within the specific countries against the circumvention of one by the other through unauthorized contacts with a party's business sources during the period covered by the Agreement, provided that the claiming party is not in default or bankruptcy.

b) The Parties wish to execute this Agreement for their joint protection against the communication of information that is proprietary in nature, and or that is intrinsically valuable or is potentially harmful to the business of either of the parties, if divulged to another.

c) Mach 3 understands and agrees that they are prohibited from selling products to any customer independently established by the DISTRIBUTOR, provided that DISTRIBUTOR is not in default or bankrupt and no minimum orders from or sales to that specific customer per year is made. DISTRIBUTOR shall have 60 days to cure such default.

NOW THEREFORE THIS AGREEMENT witnesses that in consideration for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The Parties agree to refrain from soliciting business and contacts from sources not their own or which have been made available to them via this Agreement, without first obtaining the express permission of the party who made the original introduction, provided that the original party is not in default or bankrupt.

2.	The Parties agree to keep confidential the names of any banks, corporations, organizations, individuals, licensors, licensees, or agents of any of the above, introduced by either of the Parties or by the agent of a Party, to the other. The identities of these individuals shall remain confidential during the term specified in this Agreement. Information such as telephone, telex, or computer databases and technical/commercial/financial data, as well as any matter which could reasonably be expected to cause technical/commercial/financial damages, directly or indirectly, to either of the parties, shall be accorded confidentiality under this Agreement.

3.	This Agreement shall apply to all transactions executed or
initiated during the period of this Agreement. It shall apply to principals and agents and shall include follow-up contacts, repeats, roll-overs, extensions and renegotiated contracts or the equivalent.

4.	Any violation of this Agreement shall entitle the wronged
party to compensation for such damage as may be reasonably shown to have resulted from the violation.

5.	This instrument contains the entire Agreement of parties.
This Agreement shall be construed under the laws of the state of Las Vegas, Nevada, without reference to its conflict of laws rules, and controversies and claims arising from this agreement shall be brought only in the courts of Las Vegas, Nevada.

	6.4	Injunctive Relief.  The Parties understand and
agree that the Confidential Information has special value, the loss of which cannot be reasonably or adequately compensated in damages or in an action at law, and therefore, in the event of any breach or violation of the provisions of this Section 6 by any party to this Agreement, the other party shall be entitled to equitable relief by way of injunction without bond and without the necessity of proving actual damages, in addition to, and not in limitation of, any other relief or rights to which they may be entitled. The terms and provisions of this Section 6 shall survive any termination or expiration of this Agreement.


7.	PRODUCT WARRANTY.  MACH 3 warrants and guarantees that all
products supplied to DISTRIBUTOR to be free of any design and or manufacturing defects. Products that have been paid for and delivered to DISTRIBUTOR, and found to be defective shall be replaced to DISTRIBUTOR by MACH 3 at no extra charge to DISTRIBUTOR.


8.        TRADEMARKS.

      8.1  MACH 3's Marks and the Trademarks of "MACH 3 SEFS HD".
It is understood and agreed that MACH 3 owns or has the right to use certain trademarks, service marks and/or trade names in connection with the distribution, sale and promotion of the PRODUCT.

	8.2 Use of MACH 3's Marks and/or the "MACH 3 SEFS HD" Trademarks of the PRODUCT by DISTRIBUTOR. MACH 3 hereby assigns to DISTRIBUTOR a non-exclusive right and license to use the MACH 3'S Marks AND Trademarks of the PRODUCTS during the term of this Agreement only in connection with the Marketing of the PRODUCT including in the name of MACH 3. This right and license shall not be assignable or transferable by, or subject to any encumbrance of, DISTRIBUTOR in any manner whatsoever, nor shall DISTRIBUTOR have the right to grant any sublicenses without MACH 3's prior written consent. All rights with respect to the MACH 3's Marks and the Trademarks of the PRODUCT and all
 other trademarks, service marks and trade names used by MACH
3 not specifically granted to DISTRIBUTOR in this Agreement shall be and hereby are reserved (ii) within thirty (30) days of the expiration or other termination of this Agreement DISTRIBUTOR shall change its name so as to no longer include MACH 3's Marks and/or "MACH 3 SEFS HD" Trademarks after the DISTRIBUTOR has completed the sale of all remaining inventory.

	8.3 Acknowledgment of Ownership. DISTRIBUTOR acknowledges that (i) MACH 3 owns the MACH 3's Marks and the "MACH 3 SEFS HD" Trademarks of the PRODUCT and all goodwill associated with or symbolized by the MACH 3's Marks and the Trademarks of the PRODUCTS, (ii) MACH 3 owns the MACH 3 Marks and Trademarks of the PRODUCT and all goodwill associated with or symbolized by the MACH 3 Marks, (iii) DISTRIBUTOR has no ownership right in or to any of the MACH 3 Trade Marks and or MACH 3 Marks, (iv) DISTRIBUTOR shall acquire no ownership interest in or to any of the MACH 3 Marks and/or the "MACH 3 SEFS HD" Trademarks of the PRODUCT by virtue of this Agreement, and (v) DISTRIBUTOR acknowledges that the MACH 3's Marks and the "MACH 3 SEFS HD" Trademarks of the PRODUCT have acquired secondary meaning. DISTRIBUTOR shall do nothing inconsistent with MACH 3's ownership of the MACH 3 Marks and the "MACH 3 SEFS HD" Trademarks of the PRODUCT related goodwill and agrees that all use of the MACH 3 Marks and the Trademarks of the PRODUCT by DISTRIBUTOR shall inure to the benefit of MACH 3. Nothing in this Agreement shall be deemed to constitute or result in an assignment of any of the MACH 3 Marks and Trademarks of the PRODUCT to DISTRIBUTOR or the creation of any equitable or other interests therein. DISTRIBUTOR shall not use any of the MACH 3's Marks and/or the "MACH 3 SEFS HD" Trademarks of the PRODUCT in any manner as a part of its business, corporate or trade name or otherwise in violation of this Section 8.

	8.4 Form of Use. DISTRIBUTOR shall use MACH 3's Marks and the "MACH 3 SEFS HD" Trademarks of the PRODUCT only in the form and manner prescribed from time to time by MACH 3. DISTRIBUTOR shall mark each Product and all Marketing or other materials bearing any of the MACH 3's Marks and/or the "MACH 3 SEFS HD" Trademarks of the PRODUCT with such notices as MACH 3 may reasonably require, including, but not limited to, notices that the MACH 3 Marks and the "MACH 3 SEFS HD" Trademarks of the PRODUCT are trademarks of MACH 3 are being used with the permission of MACH 3. It will be deemed reasonable for references to the MACH 3 name, satisfactory in form and substance to the DISTRIBUTOR and or MACH 3, to appear on all packaging and in all of MACH 3's advertising of MACH 3 branded products.

	8.5 Submissions. DISTRIBUTOR shall submit to MACH 3 for its written approval, before any use is made thereof, representative samples of all stationery, invoices, catalogs, brochures, packages, and marketing materials bearing any of the MACH 3's Marks and/or the "MACH 3 SEFS HD" Trademarks of the PRODUCT which DISTRIBUTOR or its Agents prepare. DISTRIBUTOR shall not make any use of MACH 3 Marks and/or "MACH 3 SEFS HD" Trademark of the PRODUCT unless and until it receives MACH 3's prior written approval. MACH 3 shall have the absolute respective right to approve or reject any proposed use of any of the MACH
3 Marks and the "MACH 3 SEFS HD" Trademark of the PRODUCT, in its sole discretion. MACH 3 shall approve or reject each proposal within forty eight hours (48) after submission, and Failure to respond within such time period shall result in the automatic approval of such proposal.

       8.6 Registration. It is understood and agreed by DISTRIBUTOR that MACH 3, as the originator and licensed manufacturer of the PRODUCT shall have the sole right to take such action, as it deems appropriate to obtain trademark registration for any of the MACH 3's Marks and/or the "MACH 3 SEFS HD" Trademarks of the PRODUCT in the Distribution Territory. If it shall be necessary for DISTRIBUTOR to be the applicant to effect any such registrations, DISTRIBUTOR shall cooperate with MACH 3 to effect any such registrations, and hereby does assign all of its right, title and interest in and to each such application, and any resulting registration, to MACH 3, and shall execute all papers and documents necessary to effectuate or confirm any such assignment. DISTRIBUTOR shall perform all reasonable and necessary acts and execute all necessary documents to affect the registration of the MACH 3's Marks and The "MACH 3 SEFS HD" Trademarks of the PRODUCT as MACH 3 may request, all at the sole expense of MACH 3. DISTRIBUTOR shall not obtain or attempt to obtain in the Distribution Territory, or elsewhere, any right, title or interest, registration, or otherwise, in or to the MACH 3's Marks and or the "MACH 3 SEFS HD" Trademarks of the PRODUCT, any applications or registrations therefore, or any of them. In the event that any such right, title or interest should be obtained by DISTRIBUTOR in contravention hereof, DISTRIBUTOR shall hold the same on behalf of, and in trust for, MACH 3 and shall transfer the same to MACH 3 upon request without any expense to MACH 3.

	8.7.	Infringement Information. DISTRIBUTOR shall
notify MACH 3 promptly of any unauthorized use of the MACH 3 Marks and or of any mark confusingly similar, thereto which comes to its attention. Within twenty (20) days after MACH 3's receipt of such notice, MACH 3 and DISTRIBUTOR shall decide jointly whether to proceed with any claim or litigation, and each shall have the right to do so independently if the other elects not to participate. If any action taken by MACH 3 and DISTRIBUTOR is joint, then all parties shall share equally in the costs and proceeds. If one party elects to proceed with a claim or litigation independently, the party, which proceeds with the claim or litigation, shall retain all the proceeds thereof and shall bear all of the costs thereof. If MACH 3 elects to make a claim or litigate, DISTRIBUTOR may not proceed with its own separate claim or litigation without first obtaining the written consents of MACH 3 to do so. DISTRIBUTOR shall provide MACH 3 with all reasonable assistance, at the expense of MACH 3, in any prosecution of any such infringement, which MACH 3 may decide to institute. If such infringement reduces the sales of the Products by DISTRIBUTOR, then MACH 3 and DISTRIBUTOR shall mutually agree upon a reduction of the Sales Requirement during the period of such infringement. With respect to any joint action, MACH 3 shall have the sole right to employ counsel and to direct the handling of the action and litigation and any settlement thereof. As to claims or litigation with which DISTRIBUTOR decides to proceed but in which MACH 3 elects not to participate, MACH 3 shall provide DISTRIBUTOR with all reasonable assistance, at DISTRIBUTOR's expense.

	8.8 Termination of Use. Upon expiration or earlier termination of this Agreement, DISTRIBUTOR shall cease using MACH 3's Marks and/or "MACH 3 SEFS HD" Trademarks of the PRODUCT in any manner, either similar or dissimilar to the uses enumerated above upon the completion of the sale of all remaining inventory.


9. PATENT OWNERSHIP AND RIGHTS TO INVENTIONS. DISTRIBUTOR shall not be deemed by anything contained in this Agreement or done pursuant to it to acquire any right, title or interest in or to Product Patents (as such term is hereinafter defined) or any patent now or hereafter covering or applicable to any PRODUCTS, nor in or to any invention or improvement now or hereafter embodied in any Product, whether or not such invention or improvement is patentable under the laws of any country.


10. If DISTRIBUTOR becomes aware that a third party is or may be making unauthorized use of (a) any patent owned by MACH 3, or for which MACH 3 has the exclusive right of use, which relates to the Product Patents, or (b) any other intellectual property rights relating to the PRODUCT owned or controlled by MACH 3, DISTRIBUTOR shall promptly give MACH 3 a written notice thereof, which notice shall fully describe the potentially infringing actions of such third party. Within twenty (20) days after receipt of such notice by MACH 3, MACH 3 and DISTRIBUTOR shall decide jointly whether to proceed with any claim or litigation, and each shall have the right to do so independently if the other elects not to participate.
If any action taken by MACH 3 and DISTRIBUTOR is joint, then each party shall share equally in the costs and proceeds. If one party elects to proceed with a claim or litigation independently, the party, which proceeds with the claim or litigation, shall retain all the proceeds thereof, subject to the rights of licensors of MACH 3 regarding such proceeds, and shall bear all of the costs thereof. If MACH 3 elects to make a claim or litigate, DISTRIBUTOR may not proceed with its own separate claim or litigation without first obtaining the written consent of MACH 3 to do so. DISTRIBUTOR shall provide MACH 3 with all reasonable assistance, at the expense of MACH 3, in any prosecution of any such infringement, which MACH 3 may decide to institute.
With respect to any joint action, MACH 3 shall have the sole right to employ counsel and to direct the handling of the action and litigation and any settlement thereof.


11.      CLAIMS.

	11.1 Product Liability Claims. DISTRIBUTOR shall notify, as the case may be, MACH 3 in writing immediately of any products liability claim or action brought with respect to the PRODUCT based on alleged defects in the design or manufacture of the PRODUCT. Upon receiving such written notice, MACH 3 shall assume and have sole control of the defense of any such claim or action, including the power to conduct and conclude any and all negotiations, compromises or settlements. DISTRIBUTOR shall comply with all reasonable requests from MACH 3 for information, materials or assistance, with respect to the conduct of such defense at DISTRIBUTOR's expense, provided MACH 3 shall reimburse reasonable out of pocket expenditures of DISTRIBUTOR which MACH 3 approved in advance in writing through MACH 3, provided further that the retaining of any outside consultant, attorneys and others requires the prior written consent of MACH 3.
MACH 3 shall be responsible for payment of all claims based on the design or manufacture of the Products, and all legal expenses and costs incurred in that regard.
Nothing in this Section 11.1 shall be construed as requiring MACH 3 to conduct and or assume DISTRIBUTOR's independent defense against any claim or action, to the extent that such claim or action involves only the independent conduct, acts or omissions of DISTRIBUTOR.
The foregoing represents the entire liability of MACH 3 as the case may be to DISTRIBUTOR through MACH 3 for products liability claims or actions brought with respect to product design or manufacturing defects.

	11.2 Notice from DISTRIBUTOR. DISTRIBUTOR shall promptly notify MACH 3 of any potential or actual litigation or governmental legal activity within the boundary of the Distribution Territory relating to the Products or the business operations of MACH 3. DISTRIBUTOR shall provide such notice within seven (7) days from the time that DISTRIBUTOR learns of such litigation or activity. MACH 3 shall have no liability for any judgment without such notice, or any settlement, compromise, expenses or costs made or incurred by DISTRIBUTOR without the consent of MACH 3.

	11.3 Indemnification. Each party assumes sole responsibility for all acts performed by it pursuant to this Agreement and shall be solely responsible for all Claims (as defined herein) in connection therewith. Each party shall indemnify, defend and hold the other harmless from any and all claims, actions, lawsuits, demands, costs, liabilities, losses, damages and/or expenses (including reasonable attorneys' fees and costs of litigation) by any other party resulting from or relating to any acts, omissions or misrepresentations of such party, its Agents or any of them (collectively, "Claims"). As defined herein, "Claims" shall not include claims or actions against DISTRIBUTOR resulting solely from the Products' infringement of Third Party Rights through no fault of DISTRIBUTOR or from product liability claims or actions through no fault of DISTRIBUTOR.

	11.4 Product Quality Complaints. DISTRIBUTOR shall notify MACH 3 immediately in writing of any product quality complaints and any product packaging quality complaints from any party, including, without limitation, wholesalers, retailers, consumers, or governmental entities. DISTRIBUTOR agrees to coordinate any response to such complaints with MACH 3 and to follow instructions of MACH 3 and that of MACH 3 in dealing with any such complaints.


12. PRODUCT LIABILITY INSURANCE. MACH 3 shall maintain in full force and effect product liability insurance and property damage insurance on its operations for a minimum coverage of FIVE MILLION DOLLARS ($5,000,000) at a maximum of ONE MILLION DOLLARS ($1,000,000) per incident within the countries listed in Schedule B. Mach 3 shall have up to 90 days to make such arrangement. However, as the annual sales volumes of the PRODUCT increases beyond ONE HUNDRED MILLION DOLLARS ($100,000,000) the coverage amount shall also be increased proportionately to allow for the eventuality of any class action with DISTRIBUTOR as co-insured.


13. TERM AND MINIMUM ANNUAL ORDER. Subject to the termination provisions of Section 14 hereof, the term of this Agreement shall commence on the date of this Agreement for a term of THREE (3) YEARS (the "Initial Term"). The minimum annual order requirements commence from the date MACH 3 provides the DISTRIBUTOR with test results for the PRODUCT. The minimum annual orders are as listed below. Notwithstanding the aforesaid, unless terminated on six months advance notice or DISTRIBUTOR is in incurable default of any terms of this Agreement, this Agreement shall automatically be extended for a second term of THREE (3) YEARS ("Renewal Term") on mutually agreeable term and conditions:

(A)Year  Minimum Orders of PRODUCT per Category A country in
Schedule A

    1     US $ 2,000,000 (yearly qualification)
    2	  US $12,000,000 (yearly qualification)
    3	  US $26,000,000 (yearly qualification)
	  __________________
Total	  US $40,000,000  Minimum Orders of PRODUCT per Category A
country

(B)Year  Minimum Orders of PRODUCT per Category B country as in
Schedule A

    1     US $ 2,267,000 (yearly qualification)
    2	  US $13,595,000 (yearly qualification)
    3	  US $29,458,000 (yearly qualification)
	  __________________
Total	  US $45,320,000  Minimum Orders of PRODUCT per Category B
country

(C)Year  Minimum Orders of PRODUCT per Category C country as in
Schedule A

    1     US $ 2,550,000 (yearly qualification)
    2	  US $15,300,000 (yearly qualification)
    3	  US $33,150,000 (yearly qualification)
	  __________________
Total	  US $51,000,000  Minimum Orders of PRODUCT per Category c
country

(D)Year  Minimum Orders of PRODUCT per Category D country as in
Schedule A

    1     US $ 2,936,000 (yearly qualification)
    2	  US $17,616,000 (yearly qualification)
    3	  US $38,173,000 (yearly qualification)
	  __________________
Total	  US $58,725,000  Minimum Orders of PRODUCT per Category D
country


14 . LICENSING COMPENSATION. The DISTRIBUTOR intends to restructure ("RESTRUCTURE") its capitalization by increasing its authorized shares
to 30 million shares.   In lieu of a licensing fee, the DISTRIBUTOR
agrees to award and issue Mach 3 FIVE PERCENT (5%) of its total outstanding shares upon successful completion of the RESTRUCTURE.


15. TERMINATION. This Agreement shall remain in full force and affect as specifically set forth in Section 13 hereof, unless earlier terminated as follows:

	(a) By mutual consent of the parties in writing at any time.

	(b) By either party upon giving written notice to the other party if such other party is in default of any term or provision herein contained, and such default is not cured within thirty (30) days of written notice of such default. Any such notice shall identify the nature of the claimed default and the action or actions required to cure each claimed default.

	(c) By MACH 3's giving written notice to DISTRIBUTOR:
(i) if all or substantially all of DISTRIBUTOR's assets are transferred to another person or entity other than the persons or entities exercising ownership of DISTRIBUTOR at the date of this Agreement; or (ii) if a court having jurisdiction in the premises shall enter a decree or order means for relief in respect of DISTRIBUTOR in an involuntary case under any applicable Bankruptcy, insolvency or other similar law now or hereinafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrate (or similar official) of DISTRIBUTOR or for any substantial part of its property, or order the winding up or liquidation of its affairs, and such decree or order shall remain unseated and in effect for a period of sixty
(60) consecutive days; or (iii) if DISTRIBUTOR shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in any involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrate (or similar official) of such party or for any substantial part of its property, or make any general assignment for the benefit of creditors, or fail generally to pay its debts as they become due or shall take any action in furtherance of any of the foregoing. (iv) Subsequent to DISTRIBUTOR repeatedly violating the Non-disclosure against MACH 3 for three (3) or more times in accordance with the provision(s) as contained in Items 6.2.


16. EFFECT OF TERMINATION. Termination of this Agreement shall not extinguish debts and other obligations created or arising between the parties by virtue of this Agreement or by virtue of contracts or arrangements entered into hereunder before the effective date of termination of this Agreement (the "Termination Date"). Without limiting the generality of the foregoing, upon the Termination Date:

	(a) DISTRIBUTOR shall not be relieved of its obligation to (i) pay for the PRODUCT ordered by DISTRIBUTOR prior to the Termination Date or (ii) receive and pay for all quantity of the PRODUCT covered by orders which have been accepted by MACH 3 prior to the Termination Date; MACH 3 shall be obligated to complete all Product orders which were accepted by MACH 3 prior to the Termination Date, provided that MACH
3 receives assurance satisfactory to MACH 3 in its sole discretion that it will be paid in accordance with the terms of this Agreement; and in each such case, DISTRIBUTOR shall be permitted to distribute such PRODUCT as well as any quantity of the PRODUCT in DISTRIBUTOR's inventory.
After the Termination Date, MACH 3 shall have no obligation of any kind to accept any orders, for the Products or otherwise, from DISTRIBUTOR.

	(b) DISTRIBUTOR shall submit to MACH 3 within thirty
(30) days after the Termination Date a list of all the PRODUCT owned by DISTRIBUTOR which were purchased from MACH 3 as of the Termination Date; MACH 3 may, at its sole option, purchase none or any of all such PRODUCT from DISTRIBUTOR upon written notice of its intention to do so, at prices to be agreed upon between the parties but in no event greater than MACH 3's cost for such PRODUCT; after receipt of such PRODUCT from DISTRIBUTOR, MACH 3 will pay DISTRIBUTOR for such quantity of PRODUCT on thirty (30) day terms. DISTRIBUTOR shall permit MACH 3 and its representatives to have access to its inventory of the PRODUCT during Distributor's usual business hours for purposes of inspection and verification of MACH 3's inventory of PRODUCT after the Termination Date. At the option of the DISTRIBUTOR, if MACH 3 does not purchase the remaining inventory, then DISTRIBUTOR will be permitted to sell off the PRODUCT.

	(c) DISTRIBUTOR   shall cease to use any Confidential
Information relating to or in connection with its continued business operations and shall promptly return to MACH 3 any and all registrations of the MACH 3's Marks "MACH 3 SEFS HD" Trademarks of the PRODUCT and all physical, written and descriptive matter (including all reproductions and copies thereof) containing Confidential Information as MACH 3 shall specify.

	(d) Distributor's license to use the MACH 3's Marks and the "MACH 3 SEFS HD" Trademarks of the PRODUCT shall terminate.

	(e) NEITHER PARTY or their parent, subsidiaries or affiliate companies SHALL BE LIABLE TO THE OTHER PARTY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.


17. EXCUSABLE DELAYS. MACH 3 shall not be liable for any delay in the manufacture or delivery of the PRODUCTS pursuant to the terms and provisions of this Agreement, or for any damages suffered by DISTRIBUTOR by reason of such delay, when such delay is, directly or indirectly, caused by, or in any manner arises from, earthquakes, fires, floods, accidents, riots, acts of God, war, governmental interference or restrictions, strikes, labor difficulties, or any other cause beyond the reasonable control of MACH 3, whether similar or dissimilar to the foregoing. If any such delay occurs, MACH
3 shall make its best efforts to find alternative sources for the ingredients to manufacture the PRODUCT and shall permit DISTRIBUTOR to cancel its order and obtain the quantities of PRODUCT in the canceled order from alternative sources, subject to the approval of MACH 3 of the quality of such alternative product(s).


18. GENERAL PROVISIONS.

	18.1 Successor and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the respective parties hereto; provided, however, that neither party hereto shall have the right to assign any of its rights under this Agreement without the prior written consent of the other party which consent shall not be unreasonably withheld or delayed, except that MACH 3 may assign its rights and interests in this Agreement in connection with the merger or consolidation of MACH 3 with a majority owned subsidiary of its parent company; and provided, further, that neither party hereto shall be relieved of its respective obligations hereunder upon any assignment, whether voluntary, involuntary or by operation of law, of its rights under this Agreement.

	18.2 Notices. All notices, requests, demands and other communications, which may be given or are required to be given under this Agreement, shall be in writing and in English. All notices shall be sent by facsimile transmission and confirmed by overnight courier, and shall be deemed given on the date of such facsimile transmission. All notices shall be addressed as set forth below:

If to MACH 3:	MACH 3 Manufacturing, LLC.
		17188 Hazelwood Drive, Riverside, CA  92503
		Attention:  	Dennis Leung, President & General Manager
		Telephone:   	1-951-688-1200;
                Fax:		1-951-688-2323


If to DISTRIBUTOR: Essentially Yours Industries(International) Limited.
		   7865 Edmonds Street
		   Burnaby, B. C. Canada V3N 1B9
		   Attention: Dori O'Neill, President
		   Telephone:	1-604-759-5031;
		   Fax:		1-604-759-5044


Or to such other address as each party hereto may from time to time designate by written notice to the other party as provided herein.

	18.3 Governing Law. This Agreement has been executed and delivered in, and shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its conflict of laws provisions.

	18.4 Resolution of Disputes. Any controversy or claim relating to this Agreement (whether contract, tort, or both) or to the breach of this Agreement shall be arbitrated by and in accordance with the then existing commercial arbitration rules of the American Arbitration Association, in Las Vegas, Nevada. The arbitrator may render a judgment awarding actual compensatory damages only, and the arbitrator may award no consequential, incidental, or punitive damages. Judgment on the award rendered by such arbitrator may be entered in any court having jurisdiction. Nothing in this Section 17.4 shall affect MACH 3's or Distributor's right to bring an action or proceeding against the other in the courts of any jurisdiction where the purpose of such action or proceeding is to (i) seek injunctive relief or (ii) collect moneys due and owing on account of failure to pay for Products or services provided by the other. Service of process in any such action or proceeding brought hereunder may be made by mailing copies of such process to the address of the parties provided for in Section 17.2 hereto, provided that nothing in this Section 17.2 shall affect the right to serve legal process in any other manner permitted by law. In the event of any action or proceeding to enforce this Agreement, the successful or prevailing party will be entitled to recover its attorneys' fees actually incurred and other costs incurred in any such action or proceeding, in addition to any other relief to which it may be entitled.

	18.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the terms or provisions hereof.

	18.6 Construction. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural. Any reference in this Agreement to either party hereto shall include such party's Agents.

	18.7 Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the parties hereto. No waiver, forbearance or failure by any party hereto of its right to enforce any provision of this Agreement shall constitute a waiver or estoppels of such party's right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

	18.8 Severability. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

	18.9 Cooperation. Each party hereto shall cooperate with the other party hereto and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

	18.10 Counterparts and Facsimiles. This Agreement may be executed in one or more counterparts by original or facsimile copies, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

	18.11 Entire Agreement. This Agreement (including the exhibits and schedules hereto, each of which is incorporated herein and made a part of this Agreement) constitutes the entire agreement and understanding of the parties hereto and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, or implied, between the parties hereto concerning the subject matter of this Agreement. It is also agreed and understood that if any part of this Agreement is deemed unenforceable, all other parts of this agreement shall remain valid and in full force.



	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



ESSENTIALLY YOURS INDUSTRIES (International) Limited.



/s/ Dori O'Neill
______________________________________
Dori O'Neill President




MACH 3 Manufacturing , LLC


/s/ Dennis Leung

_______________________________________
Dennis Leung, President and General Manager




Acknowledged by: CHINAOIL (USA) INC.

/s/ William Wu

_______________________________________
William Wu, President

SCHEDULE A

Special Authorized Distributor Price List of "MACH 3 SEFS-HD", FOB Chino, CA



    Unit Cash Price for Authorized Distributors Only:

DISTRIBUTOR PRICE       58% MSRP     57% MSRP    56% MSRP     55% MSRP  MSRP for
QUANTITY 	      (4 pallets)  (8 pallets) (12 pallets) (Container) Customer

A)For CATEGORY-A Countries (Min. ordre for each Purchase Order: $500,000 for each country)
_______________________________________________________________________________________


1/2 gal bottle		 $87.00	    $85.50	  $84.00	$82.50       $149.50

5 L (169 fl oz) bottle	$221.50    $217.50	 $213.75	$210.00      $382.00

20 L (676 fl oz) pail   $841.00    $826.50       $812.00	$797.50    $1,450.00

210 L (7,102 fl oz)
drum                  $8,540.00  $8,393.00     $8,246.00	$8,100.00 $14,725.00
_______________________________________________________________________________________



B)For CATEGORY-B Countries (Min. ordre for each Purchase Order: $566,500 for each country)
_______________________________________________________________________________________


1/2 gal bottle		 $98.31	    $96.62	  $94.92	$93.23       $169.50

5 L (169 fl oz) bottle	$251.14    $246.81	 $242.48	$238.15      $433.00

20 L (676 fl oz) pail   $952.85    $936.42       $920.24	$903.37    $1,643.00

210 L (7,102 fl oz)
drum                  $9,675.82  $9,509.26     $9,342.72	$9,177.30 $16,688.00
_______________________________________________________________________________________

C)For CATEGORY-C Countries (Min. order for each Purchase Order: $637,500 for each country)
_______________________________________________________________________________________


1/2 gal bottle		$110.49	   $108.59	 $106.68	$104.78       $190.50

5 L (169 fl oz) bottle	$282.41    $277.31	 $272.53	$267.75       $487.00

20 L (676 fl oz) pail $1,072.28  $1,053.79     $1,035.30      $1,016.81     $1,849.00

210 L (7,102 fl oz)
drum                 $10,888.85 $10,701.00    $10,513.65     $10,327.50    $18,775.00
_______________________________________________________________________________________


1. Product orders require 50% prepaid due and payable at time of order with the balance 50% with irrevocable LC guarantee acceptable to MACH 3's bank, due and payable within 3 days of written notice of product ready for delivery FOB at southern
CA factory gate. DISTRIBUTOR shall be responsible for any shipping, storage or warehousing charges and any other related expenses should delivery of product be delayed only or be required at DISTRIBUTOR request.

2. DISTRIBUTOR may arrange for independent third party inspection of product at the factory at their cost with prior arrangement and procedure being mutually acceptable.

3. Mach 3 shall provide packaging containing the DISTRIBUTOR set marketing design.

4. Minimum 4 to 5 weeks lead time from the execution of this Agreement and the product order in accordance with the Payment
Terms of Article 4.1 herein shall be allowed for MACH 3 to deliver the first order of product. 4 to 5 weeks lead time shall be required for subsequent orders.


SCHEDULE B

(A) MACH 3 HEAVY DUTY SUPER ECOFUEL SAVER
(SEFS- HD) DESCRIPTION AND CATEGORY A PRICING

(For the USA, Argentina, Australia, Brazil, Burma, Cambodia, Canada, China, Greece, India, Japan,Malaysia, Mexico, New Zealand, Norway, Pakistan, Philippines, Singapore, Taiwan, Thailand, Vietnam)
[Australia, Japan and New Zealand 120% MSRP pending]

PRODUCT DESCRIPTION:

MACH 3 SEFS-HD (US EPA Registration #1927-0002): Mach 3
SEFS-HD is non-metallic, biodegradable and completely environmentally friendly. It contains only compounds of carbon, oxygen and hydrogen. Mach 3 SEFS-HD has been developed to break down the clusters of hydrocarbon molecular chains to allow cooler, longer, more uniform and more complete combustion.

MACH 3 SEFS-HD has been specially formulated for high performance gasoline internal combustion engines, heavy duty diesel internal combustion engines, turbines, locomotives, open combustion furnaces & boilers, power generating and marine diesel engines.

1 oz (30 ml) of MACH 3 SEFS-HD blended with 15.6 gal (60 L) of diesel (1:2,000 ratio) will produce lower emissions, more engine power, smoother running and the potential for fuel consumption reductions in excess of 16%. It will also help to remove carbon deposits for improved performance and longer engine life. Mach 3 recommends an initial dosage of 2 oz (60 ml) per 15.6 gal (60 L) of fuel
(1: 1,000 ratio).

Independent testing from a United States Environmental Protection Agency (EPA) recognized laboratory has shown an unprecedented 16% reduction in fuel consumption in vehicles running on SEFS-HD treated fuel. Purchased at MSRP and blended at the recommended rate, Mach 3 SEFS-HD will effectively reduce your fuel cost by $0.456/gal ($0.120/L) at a cost of only $0.138/gal to $0.156/gal ($0.0365/L to $0.0412/L)
with fuel cost at $2.85 /gal ($0.753/L) or higher. Many vehicles have achieved even greater fuel savings of over 25%. Vehicle type, fuel type, mechanical condition, payload, atmospheric conditions, road conditions and driving habits all have a profound effect on mileage. The preceding mileage claims were achieved in real world and testing protocol controlled driving conditions but do not represent a guarantee of actual performance. Individual results may vary. In any case, Mach
3 SEFS-HD at MSRP actually pays you in fuel savings at triple its cost in the US and even more in most other countries in the world where fuel cost is higher!

Mach 3 SEFS-HD has also been proven to reduce NOx emissions by 44%, CO emissions by 33% and HC emission by 7%. SEFS-HD also significantly reduces particulate emissions. This can allow vehicles that were previously unable to meet emissions standards to pass emissions testing. While SEFS-HD has been proven to significantly reduce vehicle emissions, it cannot replace proper maintenance and repairs.

MSRP for the USA, Argentina, Australia, Brazil, Burma, Cambodia, Canada China, Greece, India, Japan, Malaysia, Mexico, New Zealand, Norway, Pakistan, Phillippines, Singapore, Taiwan, Thailand, Vietnam (Category A):

1/2 gal bottle
(64 fl oz or 1.92 L) to blend 1,000 gal (3,840 L) of fuel: $149.50

5 L bottle
(1.33 gal or 169 fl oz) to blend 2,650 gal (10,000 L) of fuel: $382.00

20 L pail
(5.28 gal or 676 fl oz) to blend 10,540 gal (40,000 L) of fuel:$1,450.00

210 L drum
(55.48 gal) to blend 110,770 gal (420,000 L) of fuel: $14,725.00


SCHEDULE B

B) MACH 3 HEAVY DUTY SUPER ECOFUEL SAVER (SEFS-HD) DESCRIPTION AND CATEGORY-B PRICING (for Hong Kong, Japan and Macau)

PRODUCT DESCRIPTION:

MACH 3 SEFS-HD (US EPA Registration #1927-0002): Mach 3 SEFS-HD is non-metallic, biodegradable and completely environmentally friendly.
It contains only compounds of carbon, oxygen and hydrogen. Mach 3 SEFS-HD has been developed to break down the clusters of hydrocarbon molecular chains to allow to allow for cooler, longer, more uniform and more complete combustion.

MACH 3 SEFS-HD has been specially formulated for high performance gasoline internal combustion engines, heavy duty diesel internal combustion engines, turbines, locomotives, open combustion furnaces and boilers, power generating and marine diesel engines.

1 oz (30 ml) of MACH 3 SEFS-HD blended with 15.6 gal (60 L) of diesel (1:2,000 ratio) will produce lower emissions, more engine power, smoother running and the potential for fuel consumption reductions in excess of 16%. It will also help to remove carbon deposits for improved performance and longer engine life. Mach 3 recommends an initial dosage of 2 oz (60 ml) per 15.6 gal (60 L) of fuel (1: 1,000 ratio).

Independent testing from a United States Environmental Protection Agency (EPA) recognized laboratory has shown an unprecedented 16% reduction in fuel consumption in vehicles running on SEFS-HD treated fuel. Purchased at MSRP and blended at the recommended rate, Mach 3 SEFS-HD will effectively reduce your fuel cost by $0.606/gal ($0.160/L) at a cost of only $0.151/gal to $0.169/gal ($0.0397/L to $0.0441/L) with fuel cost at $3.785/gal ($1.00/L) or higher. Many vehicles have achieved even greater fuel savings of over 25%. Vehicle type, fuel type, mechanical condition, payload, atmospheric conditions, road conditions and driving habits all have a profound effect on mileage. The preceding mileage claims were achieved in real world and testing protocol controlled driving conditions but do not represent a guarantee of actual performance. Individual results may vary. In any case, Mach 3 SEFS-HD at MSRP actually pays you in fuel savings at triple its cost in the US and even more in most other countries in the world where fuel cost is higher!

Mach 3 SEFS-HD has also been proven to reduce NOx emissions by 44%, CO emissions by 33% and HC emission by 7%. SEFS-HD also significantly reduces particulate emissions. This can allow vehicles that were previously unable to meet emissions standards to pass emissions testing. While SEFS-HD has been proven to significantly reduce vehicle emissions, it cannot replace proper maintenance and repairs.

MSRP (for Australia, Hong Kong, Japan, Macau and New Zealand (Category-B):

1/2 gal bottle (64 fl oz or 1.92 L) to blend 1,000 gal (3,840 L) of fuel:$169.50

5 L bottle (1.33 gal or 169 fl oz) to blend 2,650 gal (10,000 L) of fuel:$433.00

20 L pail (5.28 gal or 676 fl oz) to blend 10,540 gal (40,000 L) of fuel:$1,643.00

210 L drum (55.48 gal) to blend 110,770 gal (420,000 L) of fuel:$16,688.00



SCHEDULE B

C) MACH 3 HEAVY DUTY SUPER ECOFUEL SAVER (SEFS-HD) DESCRIPTION AND CATEGORY-C PRICING (for Austria, Belgium, Finland, France, Germany, Luxembourg, the Netherlands and Ireland)

PRODUCT DESCRIPTION:

MACH 3 SEFS-HD (US EPA Registration #1927-0002): Mach 3 SEFS-HD is non-metallic, biodegradable and completely environmentally friendly. It contains only compounds of carbon, oxygen and hydrogen. Mach 3 SEFS-HD has been developed to break down the clusters of hydrocarbon molecular chains to allow for cooler, longer, more uniform and more complete combustion.

MACH 3 SEFS-HD has been specially formulated for high performance gasoline internal combustion engines, heavy duty diesel internal combustion engines, turbines, locomotives, open combustion furnaces & boilers, power generating and marine diesel engines.

1 oz (30 ml) of MACH 3 SEFS-HD blended with 15.6 gal (60 L) of diesel (1:2,000 ratio) will produce lower emissions, more engine power, smoother running and the potential for fuel consumption reductions in excess of 16%. It will also help to remove carbon deposits for improved performance and longer engine life. Mach 3 recommends an initial dosage of 2 oz (60 ml) per 15.6 gal (60 L) of fuel (1: 1,000 ratio).

Independent testing from a United States Environmental Protection Agency
(EPA) recognized laboratory has shown an unprecedented 16% reduction in fuel consumption in vehicles running on SEFS-HD treated fuel. Purchased at MSRP and blended at the recommended rate, Mach 3 SEFS-HD will effectively reduce your fuel cost by $0.757/gal ($0.200/L) at a cost of only $0.170/gal to $0.191/gal ($0.0447/L to $0.0496/L) with fuel cost at $4.74/gal ($1.25/L)
or higher. Many vehicles have achieved even greater fuel savings of over 25%. Vehicle type, fuel type, mechanical condition, payload, atmospheric conditions, road conditions and driving habits all have a profound effect on mileage. The preceding mileage claims were achieved in real world and testing protocol controlled driving conditions but do not represent a guarantee of actual performance. Individual results may vary. In any case, Mach 3 SEFS-HD at MSRP actually pays you in fuel savings at triple its cost in the US and even more in most other countries in the world where fuel cost is higher!

Mach 3 SEFS-HD has also been proven to reduce NOx emissions by 44%, CO emissions by 33% and HC emission by 7%. SEFS-HD also significantly reduces particulate emissions. This can allow vehicles that were previously unable to meet emissions standards to pass emissions testing. While SEFS-HD has been proven to significantly reduce vehicle emissions, it cannot replace proper maintenance and repairs.

MSRP for Austria, Belgium, Finland, France, Germany, Ireland, Luxembourg and Netherlands (Category-C):

1/2 gal bottle (64 fl oz or 1.92 L) to blend 1,000 gal (3,840 L) of fuel:	$190.50

5 L bottle (1.33 gal or 169 fl oz) to blend 2,650 gal (10,000 L) of fuel: $487.00

20 L pail (5.28 gal or 676 fl oz) to blend 10,540 gal (40,000 L) of fuel: $1,849.00

210 L drum (55.48 gal) to blend 110,770 gal (420,000 L) of fuel: $18,775.00

SCHEDULE B

D) MACH 3 HEAVY DUTY SUPER ECOFUEL SAVER (SEFS- HD) DESCRIPTION AND CATEGORY-D PRICING (for Denmark, Italy, Sweden and the United Kingdom)


PRODUCT DESCRIPTION:

MACH 3 SEFS-HD (US EPA Registration #1927-0002): Mach 3 SEFS-HD is non-metallic, biodegradable and completely environmentally friendly. It contains only compounds of carbon, oxygen and hydrogen. Mach 3 SEFS-HD has been developed to break down the clusters of hydrocarbon molecular chains to allow for cooler, longer, more uniform and more complete combustion.

MACH 3 SEFS-HD has been specially formulated for high performance gasoline internal combustion engines, heavy duty diesel internal combustion engines, turbines, locomotives, open combustion furnaces & boilers, power generating and marine diesel engines.

1 oz (30 ml) of MACH 3 SEFS-HD blended with 15.6 gal (60 L) of diesel (1:2,000 ratio) will produce lower emissions, more engine power, smoother running and the potential for fuel consumption reductions in excess of 16%. It will also help to remove carbon deposits for improved performance and longer engine life. Mach 3 recommends an initial dosage of 2 oz (60 ml) per 15.6 gal (60 L) of fuel (1: 1,000 ratio).

Independent testing from a United States Environmental Protection Agency
(EPA) recognized laboratory has shown an unprecedented 16% reduction in fuel consumption in vehicles running on SEFS-HD treated fuel. Purchased at MSRP and blended at the recommended rate, Mach 3 SEFS-HD will effectively reduce your fuel cost by $0.757/gal ($0.240/L) at a cost of only $0.195/gal to $0.219/gal ($0.0515/L to $0.0572/L) with fuel cost at $5.76/gal ($1.50/L)
or higher. Many vehicles have achieved even greater fuel savings of over 25%. Vehicle type, fuel type, mechanical condition, payload, atmospheric conditions, road conditions and driving habits all have a profound effect on mileage. The preceding mileage claims were achieved in real world and testing protocol controlled driving conditions but do not represent a guarantee of actual performance. Individual results may vary. In any case, Mach 3 SEFS-HD at MSRP actually pays you in fuel savings at triple its cost in the US and even more in most other countries in the world where fuel cost is higher!

Mach 3 SEFS-HD has also been proven to reduce NOx emissions by 44%, CO emissions by 33% and HC emission by 7%. SEFS-HD also significantly reduces particulate emissions. This can allow vehicles that were previously unable to meet emissions standards to pass emissions testing. While SEFS-HD has been proven to significantly reduce vehicle emissions, it cannot replace proper maintenance and repairs.

MSRP for Denmark, Italy, Sweden and United Kingdom (Category-D):

1/2 gal bottle (64 fl oz or 1.92 L) to blend 1,000 gal (3,840 L) of fuel: $219.50

5 L bottle (1.33 gal or 169 fl oz) to blend 2,650 gal (10,000 L) of fuel: $561.00

20 L pail (5.28 gal or 676 fl oz) to blend 10,540 gal (40,000 L) of fuel: $2,128.60

210 L drum (55.48 gal) to blend 110,770 gal (420,000 L) of fuel: $21,616.00
